Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this registration statement on Form S-8 of our report dated April 21, 2005 on our audits of the consolidated financial statements of Orbotech Ltd. (the “Company”) as of December 31, 2004 and 2003, which appears on page F-2 of the consolidated financial statements of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2004 (File No. 2-92065).

Tel Aviv, Israel August 31, 2005	Kesselman & Kesselman Certified Public Accountants (Isr.)

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.